Exhibit 99.1

TOYS “R” US, INC. ANNOUNCES FINANCIAL PERFORMANCE FOR THE 2006

FOURTH QUARTER AND FISCAL YEAR

Company Reports Net Income of $85 Million in Fiscal 2006 versus Net Loss of

$(384) Million in Fiscal 2005; Operating Earnings Grow to $649 Million in Fiscal 2006

versus Operating Loss of $(142) Million in Fiscal 2005

WAYNE, NJ, (April 26, 2007) — Toys “R” Us, Inc. today reported results for its fourth quarter and fiscal year ended February 3, 2007.

Consolidated Financial Results

The company reported a 40.1% increase in net earnings, reaching $199 million for the fourth quarter of fiscal 2006, a 14-week period, compared to net earnings of $142 million for the fourth quarter of fiscal 2005, a 13-week period. For the fiscal year ended February 3, 2007, a 53-week year, the company reported net earnings of $85 million compared to a net loss of $(384) million for the fiscal year ended January 28, 2006, a 52-week year.

Operating earnings for the fourth quarter of fiscal 2006 rose 53.1% to $571 million compared to $373 million for the fourth quarter of fiscal 2005. For the fiscal year ended February 3, 2007, operating earnings were $649 million versus an operating loss of $(142) million for the fiscal year ended January 28, 2006.

Total operating earnings for fiscal 2006 were positively impacted by $96 million, comprised of gains on the sales of properties, slightly offset by restructuring and other charges. In fiscal 2005, operating earnings were negatively affected by $410 million in costs and charges relating to the merger of the company, as well as $58 million of costs and charges relating to contract settlement fees, restructuring, and other charges.

“We are pleased with the strides we made in fiscal 2006 to improve at all levels of the organization and reposition the company for profitable growth over the long-term,” said Jerry Storch, Chairman and CEO, Toys “R” Us, Inc. “Our new management team is focused on executing our strategy to be the global toy and baby products authority, and this translated into higher overall sales, positive comparable store sales, improved gross margins and strong operating earnings growth for the 2006 fiscal year. Key to our strategy has been improving the customer shopping experience in our stores. We are accomplishing this by delivering a more compelling merchandise selection, better service, and a cleaner and more comfortable shopping environment.”

Mr. Storch continued, “In the year ahead, we will build on our accomplishments and further enhance the power of the Toys “R” Us and Babies “R” Us brands. We have increased our fiscal 2007 capital budget significantly over 2006 to support further store expansion and to continue to execute strategic improvements in our baby and juvenile merchandising. Finally, we remain committed to delivering excellent customer service by being in-stock with the items our customers want at competitive prices and by differentiating our product assortment through key items and exclusive offerings.”

Net sales for the fourth quarter of fiscal 2006 were $5.679 billion, up 15.8% from $4.905 billion for the fourth quarter of fiscal 2005. This increase was driven by comparable store sales increases in all divisions, the consolidation of Toys “R” Us-Japan (“Toys-Japan”) in fiscal 2006 (which increased fourth quarter sales by $621 million), the favorable impact of foreign currency translation (which increased fourth quarter net sales by $122 million in US dollars), and the impact of the 14th week in fiscal 2006 (which increased net sales by $134 million). These increases were partially offset by the closure of 85 domestic Toys “R” Us stores, primarily in the first quarter of fiscal 2006.

For the fiscal year ended February 3, 2007, net sales were $13.050 billion, up 15.2% from $11.333 billion for the fiscal year ended January 28, 2006. The year-over-year increase stemmed from the consolidation of Toys-Japan, which increased net sales by $1.650 billion, comparable store sales increases in all divisions, the favorable impact of foreign currency translation, the impact of the 53rd week, and the opening of 48 new stores in the Babies “R” Us and International divisions. These increases were partially offset by the domestic store closures.

The company ended the 2006 fiscal year with $5.788 billion of long term debt outstanding (including current portion), which was down $159 million from the prior fiscal year. Excluding the impact of consolidating the Toys-Japan debt, which totaled $156 million, the company’s long-term debt declined $315 million compared to fiscal 2005.

Financial Results by Division

Toys “R” Us, U.S.

Comparable store sales for the Toys “R” Us, U.S. division increased by 0.6% in fiscal 2006. This is the division’s first comparable store sales increase in six years. Net sales for the division decreased by $537 million to $5.894 billion compared to $6.431 billion in fiscal 2005, due primarily to store closures in the first quarter of the year. This decrease was partially offset by the comparable store sales gains and the positive impact of the 53rd week. For the fourth quarter, comparable store sales were up 3.7% and net sales were $2.912 billion compared to $3.093 billion in the previous fiscal year.

Operating earnings for the fourth quarter were $318 million as compared with $178 million in fiscal 2005. Operating earnings for the 2006 fiscal year were $254 million versus an operating loss of $(4) million for the 2005 fiscal year. The improved results were due to higher margins driven by lower markdowns, the benefit associated with the closure of 85 underperforming stores, and the positive comparable store sales growth. Operating earnings for the fourth quarter and full year of fiscal 2005 were negatively impacted by the allocation of certain corporate expenses of $54 million and $133 million, respectively. Effective in fiscal 2006, these corporate expenses were no longer allocated to divisions.

Babies “R” Us

The Babies “R” Us division achieved a comparable store sales increase of 4.8% in fiscal 2006. Net sales increased 13.8% to $2.376 billion from $2.087 billion in fiscal 2005, including the contributions from 22 new stores opened in fiscal 2006 and 13 new stores opened in the prior fiscal year. For the fourth quarter, net sales increased to $618 million from $514 million in fiscal 2005, driven by comparable store gains of 2.7% and the 53rd week.

Operating earnings for the fourth quarter were $97 million in fiscal 2006, as compared to $51 million in fiscal 2005. For fiscal 2006, operating earnings were $340 million as compared to $226 million in fiscal 2005. These results were mainly driven by the sales gains and a strong increase in the division’s gross margin as a percent of sales. Operating earnings for the fourth quarter and full year of fiscal 2005 were negatively impacted by the allocation of certain corporate expenses of $6 million and $24 million, respectively.

Toys “R” Us, International

For the 2006 fiscal year, the International division reported a 2.6% increase in comparable store sales from its “wholly-owned” stores, which for reporting purposes excludes the company’s Toys “R” Us-Japan stores, as they were not consolidated in the prior year, as well as licensed and franchised stores. At the end of fiscal 2006, the company had 488 wholly-owned stores and 190 licensed and franchised stores or a total of 678 international stores, which is up from 641 international stores in fiscal 2005. Net sales from the wholly-owned International stores rose to $4.780 billion (including $1.650 billion from Toys-Japan stores), up from $2.815 billion in fiscal 2005. Comparable store sales in the fourth quarter were up 2.5%.

For the fourth quarter, operating earnings in the International division were $251 million, up 20.1% from $209 million in fiscal 2005. Fiscal 2006 operating earnings in the International division were $233 million, up 20.7% from fiscal 2005. Gross margin as a percent of sales was 34.4% in fiscal 2006 compared to 37.2% in fiscal 2005, reflecting the consolidation of Toys-Japan, which traditionally has lower gross margins than the company’s other International businesses due mainly to its concentration of electronic merchandise sales. Excluding Toys-Japan, gross margin as a percent of sales in fiscal 2006 was 37.8%, versus 37.2% in fiscal 2005. Operating earnings for the fourth quarter and full year of fiscal 2005 were negatively impacted by the allocation of certain corporate expenses of $1 million and $4 million, respectively.

About Toys “R” Us, Inc.

Toys “R” Us is the world’s leading specialty toy retailer. Currently it sells merchandise through more than 1,500 stores, including 586 stores in the U.S. and 685 international stores, which include licensed and franchised stores, and through its Internet site at www.Toysrus.com. Babies “R” Us is the largest baby product specialty store chain in the world and a leader in the juvenile industry, and sells merchandise through 254 stores in the U.S. as well as on the Internet at www.Babiesrus.com.

Further information about the company’s financial performance in fiscal 2006 will be presented in its Annual Report on Form 10-K, which it expects to file with the Securities and Exchange Commission on or about May 1, 2007.

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of

1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends. These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

# # #

For more information please contact:

Kathleen Waugh

Phone: 973-617-5888

            646-366-8823

Email: waughk@toysrus.com

Consolidated Statements of Operations

	Quarter Ended
(In millions)	February 3, 2007	January 28, 2006
Net sales	$5,679	$4,905
Cost of sales	3,825	3,426

Gross margin	1,854	1,479
Selling, general and administrative expenses	1,170	938
Depreciation and amortization	104	131
Net gains on sales of properties	(1)	(1)
Restructuring and other charges	10	30
Transaction and related costs	—	8

Total operating expenses	1,283	1,106

Operating earnings	571	373
Other (expense) income:
Interest expense	(136)	(183)
Interest income	14	9

Earnings before income taxes and minority interest	449	199
Income tax expense	243	57
Minority interest	7	—

Net earnings	$199	$142

	Year Ended
(In millions)	February 3, 2007	January 28, 2006	January 29, 2005
Net sales	$13,050	$11,333	$11,155
Cost of sales	8,638	7,652	7,506

Gross margin	4,412	3,681	3,649
Selling, general and administrative expenses	3,450	2,955	3,001
Depreciation and amortization	409	400	354
Net (gains) losses on sales of properties	(110)	3	(69)
Restructuring and other charges	14	33	59
Contract settlement fees and other	—	22	—
Transaction and related costs	—	410	—

Total operating expenses	3,763	3,823	3,345

Operating earnings (loss)	649	(142)	304
Other (expense) income:
Interest expense	(537)	(394)	(130)
Interest income	31	31	19

Earnings (loss) before income taxes and minority interest	143	(505)	193
Income tax expense (benefit)	59	(121)	(59)
Minority interest	(1)	—	—

Net earnings (loss)	$85	$(384)	$252